SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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United Community Financial Corp.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2010
VOTING RIGHTS
ELECTION OF DIRECTORS
INCUMBENT DIRECTORS
BOARD MEETINGS AND COMMITTEES
BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS
OWNERSHIP OF UCFC SHARES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
SELECTION OF AUDITORS
AUDIT FEES
PROPOSALS OF SHAREHOLDERS, COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND OTHER MATTERS

UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
(330) 742-0500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2010 Annual Meeting of Shareholders of United Community Financial Corp. will be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on April 29, 2010, at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1. To elect one new director and re-elect two directors of UCFC for terms expiring in 2013;

2. To ratify the selection of Crowe Horwath LLP as the auditors of UCFC for the current fiscal year; and

3. To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 12, 2010, will be entitled to vote at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying proxy statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING MAY BE ASSURED. Submitting a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

By Order of the Board of Directors

Jude J. Nohra
General Counsel & Secretary

Youngstown, Ohio
March 26, 2010

United Community Financial Corp.
275 West Federal Street
Youngstown, Ohio 44503-1203
(330) 742-0500

PROXY STATEMENT

PROXIES

The Board of Directors of United Community Financial Corp., an Ohio corporation, is soliciting the enclosed proxy for use at the 2010 Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on April 29, 2010, at 10:00 a.m., Eastern Time, and at any adjournments thereof.

Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

“FOR” the re-election of Eugenia C. Atkinson and Scott N. Crewson and the election of Patrick W. Bevack, as directors of UCFC for terms expiring in 2013; and

“FOR” the ratification of the selection of Crowe Horwath LLP as the auditors of UCFC for the current fiscal year.

Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of UCFC at the above address prior to the Annual Meeting, (b) delivering a later dated proxy to UCFC at the above address prior to the Annual Meeting, or (c) attending the Annual Meeting and voting in person. Proxies may be solicited by the directors, officers and other employees of UCFC and The Home Savings and Loan Company of Youngstown, Ohio, a wholly-owned subsidiary of UCFC, in person or by telephone, telecopy, telegraph or mail, only for use at the Annual Meeting. All solicitation costs will be borne by UCFC.

UCFC has retained The Altman Group, Lyndhurst, New Jersey, to aid in the solicitation of proxies for the Annual Meeting. The Altman Group will receive a base fee of $5,500, plus reimbursement of out-of-pocket fees and expenses for its proxy solicitation services.

In some cases, UCFC has multiple shareholders of record at a single address. UCFC sends a single annual report and proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive a separate copy of this year’s annual report or proxy statement, you may request it by writing to the Secretary of UCFC at the above address or calling (330) 742-0500. If you wish to discontinue householding entirely, you may contact Registrar and Transfer Company by telephone at 1-800-368-5948, by e-mail at info@rtco.com, or by written instructions sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. If you receive multiple copies of the annual report and proxy statement, you may request householding by contacting Registrar and Transfer as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

This proxy statement is first being mailed to the shareholders of UCFC on or about March 26, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2010

The Proxy Statement, Form 10-K for the year ended December 31, 2009, and the 2009 Annual Report to shareholders are available at http://www.cfpproxy.com/4576.

VOTING RIGHTS

Only shareholders of record as of the close of business on March 12, 2010, are entitled to vote at the Annual Meeting. As of the Voting Record Date, there were 30,897,825 votes entitled to be cast at the Annual Meeting. Each share is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

Shares represented by properly executed proxies returned to UCFC prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “ABSTAIN” or “AGAINST” or to withhold authority on any or all matters or are not marked at all.

“Broker non-votes” are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under the applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent auditors. However, because of a rule change that became effective on January 1, 2010, your broker no longer has discretionary authority to vote your shares in the election of directors. We encourage you to promptly provide your broker or other nominee with voting instructions if you want your shares voted in the election of directors and to carefully follow the instructions your broker gives you pertaining to their procedures.

Those shares represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted as directed by the shareholder. All valid proxies received prior to the Annual Meeting that do not specify how shares should be voted will be voted FOR the Board’s nominees and FOR the ratification of the selection of Crowe Horwath, unless the proxy represents a broker non-vote.

Directors are elected by a plurality of the votes cast with a quorum present. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. No shareholder may cumulate votes in the election of directors.

The affirmative vote of the holders of a majority of the shares of UCFC represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Crowe Horwath as the auditors of UCFC for the current fiscal year.

ELECTION OF DIRECTORS

Criteria and Diversity

In considering whether to recommend to the Board any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Governance Committee will apply the criteria set forth in UCFC’s Nominating and Governance Committee Charter and Corporate Governance Guidelines.

Although UCFC does not have a specific diversity policy for recruitment of directors, the Charter specifies that the Nominating and Governance Committee should seek candidates with diverse experiences, as described below. The Charter also identifies certain skills and experience desired in a new director, such as community involvement, marketing or sales experience, financial expertise, business experience, technological knowledge or business development expertise. Pursuant to the Charter, the Nominating and Governance Committee is charged with seeking candidates who, both individually and as a group:

•	Meet UCFC’s strategic needs and will be effective in meeting the long term interests of UCFC and its shareholders;

•	Possess the highest personal values, judgment and integrity;

•	Have an understanding of the regulatory and policy environment in which UCFC and Home Savings operate; and

•	Have diverse experience in the key business, financial and other challenges that face UCFC and Home Savings.

In addition, the Governance Guidelines set forth a number of standards that should be used to assess director qualifications, including whether the candidate:

•	Has experience as a Chief Executive Officer, member of senior management or director of a nationally recognized or otherwise significant business, financial services, accounting, educational or not-for-profit organization;

•	Has particular skills or expertise that enhance the overall composition of the Board;

•	Is a member of any other publicly held corporation’s boards or audit committees, which membership is limited to no more than four boards and two audit committees;

•	Is affiliated with a service provider to UCFC; and

•	Owns any common shares of UCFC. If a candidate does not own UCFC common shares, he or she must acquire at least 1,000 shares upon joining the Board. This ownership is ensured by requiring that a director’s fees first are used to acquire 1,000 UCFC common shares and then the director will be paid his or her fees in cash.

The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. UCFC believes that a Board composed of directors with a wide variety of skills, expertise and professional and civic backgrounds contributes to the overall success of the company and allows the Board to fulfill its responsibilities to shareholders, employees and the communities it serves. No nominee is discriminated against on the basis of their race, religion, national origin, sexual orientation, disability or on any other basis proscribed by applicable law or regulation.

The Governance Guidelines also provide, among other things, that a director who reaches the age of 75 before the end of such director’s term shall retire on or before the first annual meeting of shareholders at which such director would stand for reelection by shareholders. However an existing director over the age of 70 as of January 2009, when the Governance Guidelines were adopted, may remain a director for a period of five years from the date of the adoption. Thereafter, the director must retire at the first annual meeting of shareholders following the fifth anniversary of the adoption of the Governance Guidelines.

UCFC encourages all directors to attend the annual meeting of shareholders, and all of UCFC’s directors attended the 2009 Annual Meeting of Shareholders.

Recruitment, Appointment and Recommendation regarding Director Candidates

As part of UCFC and Home Savings’ goals to recruit additional qualified candidates to the Board, the Nominating and Governance Committee and some of UCFC and Home Savings’ executive officers engaged in a diligent recruiting effort to seek new directors. In accordance with applicable law, regulation and the Orders to Cease and Desist that each of UCFC and Home Savings entered into with its applicable regulator, UCFC and Home Savings were required to submit formal applications to the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions to seek approval, or what is commonly referred to as a “No Objection Letter,” for the appointment of directors to the Board.

As a result of these efforts and through the application process, during 2009, UCFC and Home Savings successfully recruited and appointed three highly qualified and skilled directors, namely The Honorable Scott D. Hunter, Scott N. Crewson and F. Scott O’Donnell. Their individual qualifications are more particularly described below. The Board and management of UCFC are pleased to have the opportunity to work with these new directors. Mr. Crewson is up for re-election by shareholders at this Annual Meeting, while Messrs. O’Donnell and Hunter will be up for re-election in 2011 and 2012, respectively. Additionally, as discussed below, the Nominating and Governance Committee approved, and the Board is pleased to recommend, Patrick W. Bevack as a nominee for election to the UCFC Board. Mr. Bevack currently serves as a director and the President and CEO of Home Savings.

On June 25, 2009, after receiving a no objection letter from regulators, the UCFC Board appointed Mr. Hunter to fill the vacancy created by the resignation of Thomas J. Cavalier, and the Home Savings Board appointed him to fill the vacancy created by the resignation of Patrick A. Kelly. The Board determined that Mr. Hunter would be a valuable addition to the Board, and it specifically considered his long history of practicing real estate law and title insurance, his broad knowledge of commercial and residential real estate lending, including the appraisal process and lien priorities, his extensive public service as a mayor, county and municipal judge, city councilman and other positions and his myriad professional associations.

On August 7, 2009, after receiving a no objection letter from regulators, the UCFC Board appointed Mr. Crewson to fill the vacancy created by the retirement of David G. Lodge, and the Home Savings Board appointed Mr. Crewson to fill a newly created vacancy on the Home Savings Board. The vacancy on the Home Savings Board was created on July 15, 2009 by the UCFC Board, on behalf of UCFC as the sole shareholder of Home Savings, when the UCFC Board fixed the number of directors of Home Savings at 10. The Board determined that Mr. Crewson would be a valuable addition to the Board, and it specifically considered his extensive business acumen developed during his tenure with BP plc, where he spent 27 years. Mr. Crewson’s demonstrated competencies include, but are not limited to: profit and loss management, new business development, performance management, risk management, strategic planning and mergers and acquisitions.

Upon receiving a no objection letter from its regulators regarding the appointment of Mr. O’Donnell to the UCFC and Home Savings Boards, the UCFC Board, on September 23, 2009, fixed the number of directors of UCFC’s Board at 10, and as the sole shareholder of Home Savings, fixed the number of directors of Home Saving’s Board at 11. These Board actions created vacancies on both Boards. On that same day, the Boards of UCFC and Home Savings appointed Mr. O’Donnell to fill these vacancies. Prior to his becoming a director, the UCFC Board determined that Mr. O’Donnell should be engaged as a consultant to the Board on a wide variety of Board and regulatory matters because of his extensive professional experience in the financial services industry for Society Corporation (now known as KeyCorp.) and Heritage Bank, as an examiner for the Comptroller of Currency and as the Superintendent of Financial Institutions for the Ohio Division of Financial Institutions. It was those specific experiences and his vast knowledge of banking regulations and the financial services business that led the Board to determine that he should be appointed to the Board as a director. Mr. O’Donnell’s consulting agreement with the Board was terminated when he was appointed to the Board.

On January 20, 2010, the Nominating and Governance Committee and the Board of UCFC recommended and approved that Mr. Bevack be nominated as a candidate for election to the Board of UCFC at the Annual Meeting. The Board determined that Mr. Bevack would be a valuable addition to the Board, and it specifically considered his 34 years of working in the financial institutions industry, his service to Home Savings as a director and as an officer in a number of executive positions, including currently as President and CEO and previously as President and COO, EVP and CFO and Senior Vice President/Residential Mortgage Lending, and the fact that Mr. Bevack is a certified public accountant. The UCFC Board received notice from the OTS that it does not object to Mr. Bevack serving on the Board of UCFC. Mr. Bevack has been nominated for election to the Board to fill the seat currently held by Mr. Smith, who decided not to sit for re-election as a director.

Mr. Smith has served as a director of UCFC since March of 2005 and as a director of Home Savings since May 1976. His dedication and loyalty to UCFC, Home Savings and the communities we serve is unparalleled, and the Board and management will sincerely miss his guidance, leadership and generosity of spirit.

Nominees for Election as Directors (Term Expiring in 2013)

The following information, as of the date of this proxy statement, concerning the age, principal occupation, affiliations and business experience of each nominee for election or re-election as a director of UCFC has been furnished to UCFC by each director nominee. In addition, the information set forth below reflects the evaluation of the Nominating and Governance Committee and the Board regarding the key attributes, skills and qualifications presented by each director nominee.

The Board has nominated the following directors for election or re-election for terms expiring in 2013:

			Director of
Name	Age	Positions Held	UCFC Since

Eugenia C. Atkinson	67	Director	2005
Patrick W. Bevack	63	Director, President and CEO of Home Savings	n/a
Scott N. Crewson	53	Director	2009

Eugenia C. Atkinson.  Mrs. Atkinson was the Executive Director of Youngstown Metropolitan Housing Authority from 2000 until her retirement in 2007. Prior to that time, Mrs. Atkinson served as the Deputy Executive Director for the Authority. Mrs. Atkinson also has served as a director of Home Savings since 1999. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mrs. Atkinson has developed through her (i) tenure as Executive Director of the Authority, where she was responsible for managing the day-to-day operations of the Authority and overseeing human resources, operations, facilities management, budgeting and federal regulatory compliance, (ii) long service to Home Savings and UCFC as a director and a member of numerous committees, (iii) significant community service on a variety of not-for-profit boards; (iv) service as a member of the Youngstown State University Board of Trustees, where she was Chairperson; and (v) skills developed through managing people, budgets and finances through varying economic conditions allow her to provide valuable leadership experience, community perspective and business expertise to the Board, and the Board has recommended her nomination for re-election.

Patrick W. Bevack.  Mr. Bevack was appointed President and Chief Executive Officer of Home Savings in March 2009. Prior to this, Mr. Bevack had served as President and Chief Operating Officer since January of 2007. From June 2003 through January 2007, Mr. Bevack was Executive Vice President, Chief Financial Officer and Treasurer of Home Savings. Mr. Bevack joined Home Savings in June 2000 and served as Senior Vice President of Mortgage Lending until June 2003. Prior to joining Home Savings, he was Executive Vice President, Chief Financial Officer and Assistant Secretary of Metropolitan Bank and Trust. Mr. Bevack also serves as a Director of Home Savings, is a CPA and serves on a number of not-for-profit boards. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Bevack has developed through over 34 years of service in the banking industry allow him to provide technical knowledge in all operational areas of banking (including administration, operations, audit, accounting and finance, marketing, retail banking and mortgage and commercial lending), invaluable business and leadership experience to the Board, and the Board has recommended his nomination for election.

Scott N. Crewson.  Mr. Crewson retired from BP plc, London England, in 2008, after having served the company over 27 years in a variety of executive level positions, including most recently as Deputy Director, Business Development in London, England from 2005 through 2008. Prior to that, he served as Commercial Manager, Toledo Refinery from 1998 through 2004. He joined the UCFC and Home Savings Boards in 2009. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications, including, but not limited to, profit and loss management, new business development, performance management, risk management and strategic planning that Mr. Crewson has developed through his myriad executive positions held with BP plc and his highly developed business acumen allow him to provide invaluable business experience, valuable leadership experience and guidance and expertise on strategic planning, risk management and profit and loss management to the Board and management, and the Board has recommended his nomination for re-election.

If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute as the Board recommends.

In accordance with UCFC’s Code of Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors in a written nomination received by the Secretary of UCFC by the 60th day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. If the annual meeting for the election of directors in any year is not held on or before the 31st day following such anniversary, then the written notice shall be received by the Secretary within a reasonable time prior to the date of the annual meeting. Each written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the particular experience, qualifications, attributes or skills of such nominee that qualify him or her for election to the Board, the number of common shares of UCFC owned either beneficially or of record by each nominee and the length of time the UCFC shares have been so owned. No director nominations were received from any shareholders of UCFC with respect to the Annual Meeting.

INCUMBENT DIRECTORS

The following information, as of the date of this proxy statement, concerning the age, principal occupation, other some of the affiliations and business experience of each of the continuing directors of UCFC has been furnished to UCFC by each director. In addition, the information set forth below reflects the evaluation of the Nominating Committee and the Board of Directors regarding the key attributes, skills and qualifications possessed by each continuing director.

The following directors will continue to serve on the Boards of both UCFC and Home Savings after the Annual Meeting for the terms indicated:

			Director of	Term
Name	Age	Positions Held	UCFC Since	Expiring In

Richard J. Buoncore	53	Director	2007	2011
F. Scott O’Donnell	69	Director	2009	2011
Richard J. Schiraldi	55	Director	2002	2011
David C. Sweet	70	Director	2004	2011
Scott D. Hunter	47	Director	2009	2012
Douglas M. McKay	62	Director, Chairman of the Board and CEO of UCFC, Chairman of the Board of Home Savings	1998	2012
Donald J. Varner	78	Director	2007	2012

Richard J. Buoncore.  Mr. Buoncore is a CPA and a managing partner of MAI Wealth Advisors, LLC, Cleveland, Ohio, a position he has held since December 2006. Previously, Mr. Buoncore was Managing Partner of BC Investment Partners LLC, which merged into MAI Wealth Advisors, a position he had held since 2005. From 1999 until 2005, he was the Chief Executive Officer of Victory Capital Management, Cleveland, Ohio, and served as its President and Chief Operating Officer from 1995 until 1999. Additionally, Mr. Buoncore has seven years of audit experience as a CPA with KPMG in New York, and six years of investment banking experience with Lehman Brothers. Mr. Buoncore also serves as a director of Home Savings and on a variety of not-for-profit boards. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Buoncore has developed through his experience (i) in investment banking, accounting, wealth management, (ii) leading a growing privately-held wealth management business and serving as CEO and President and COO of another wealth management company, with responsibility for all segments of company operations and financial areas, and (iii) serving on multiple not-for-profit boards allow him to provide technical financial services knowledge, community perspective, valuable leadership experience, an important retail perspective and structured operational experience as well as accounting, financial and administrative expertise to the Board.

F. Scott O’Donnell.  Mr. O’Donnell is the President of O’Donnell & Associates, LTD, Avon Lake, Ohio, a firm he founded in 2007 to provide specialized consulting services to banks, boards of directors and others interested in the banking industry. From March 1999 through March 2007, Mr. O’Donnell served as the Superintendent of Financial Institutions for the State of Ohio. He also served as an OCC examiner. Mr. O’Donnell has more than 25 years of experience in banking and regulatory agencies. Mr. O’Donnell joined the UCFC and Home Savings Boards in 2009. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. O’Donnell has developed through his extensive experience in banking and as an examiner and regulator allow him to provide technical banking knowledge, guidance and expertise on regulatory compliance, political and community perspective and valuable leadership experience to the Board.

Richard J. Schiraldi.  Mr. Schiraldi is a CPA and has been a partner at Cohen & Company, Certified Public Accountants, Youngstown, Ohio, since 1990. Mr. Schiraldi served as Director of Tax Operations at Cohen from

1983 until 2003. Prior to that, Mr. Schiraldi worked for Touche Ross. He is an owner and director of Sequoia Financial Group, LLC, which provides a variety of services including financial planning and asset management services, insurance sales, estate planning, and employee retirement design and implementation services. Mr. Schiraldi also serves as a director of Home Savings, and he has a distinguished record of serving his community as a trustee or director of numerous not-for-profit entities. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Schiraldi has developed as a CPA in public practice for approximately 24 years, as an owner and manager of privately held businesses and as a director of numerous not-for-profit entities allow him to provide tax, accounting and financial expertise as well as valuable leadership experience to the Board.

David C. Sweet.  Dr. Sweet is the President of Youngstown State University, Youngstown, Ohio, a position he has held since July 2000. As President of YSU, Dr. Sweet provides leadership to a university with 14,600 students, 2,100 employees and a total budget in excess of $200 million. From 1978 until July 2000, he was the founding Dean and a Professor of the College of Urban Affairs — Cleveland State University. From 1975 to 1978, he was a Commissioner with the Ohio Public Utilities Commission, responsible for regulation of electric, natural gas, telephone and other utilities. From 1971 to 1974, he was the Director of the Ohio Department of Development, responsible for the State’s economic and community development programs. He also serves as a director of Home Savings, and he has a distinguished record of serving his community as a trustee of numerous not-for-profit entities. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Dr. Sweet has developed through his presidency at YSU, his long history in education, his extensive civic service and his experience with governmental and regulatory agencies provides significant guidance and expertise on regulatory compliance, community perspective and valuable leadership experience to the Board.

Scott D. Hunter.  Mr. Hunter currently serves as a Mahoning County, Ohio, Area Court Judge and Judge of the Mahoning County, Ohio, Misdemeanor Drug Court, positions he has held since July 1999. He also has been the managing member of Hunter-Stevens Land Title Agency, LTD, Canfield, Ohio, since March 1998, and has maintained a private law practice. He previously served as a partner of the Davis & Davis Law Firm. Mr. Hunter joined the UCFC and Home Savings Boards in 2009. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Hunter has developed through (i) approximately 22 years of providing legal services and working in the real estate, title and escrow industries and (ii) his vast community, public and political service and experience, give him considerable experience within the banking and lending industry and allow him to provide significant guidance and expertise on regulatory compliance, community perspective, lending and real estate guidance and valuable leadership experience to the Board.

Douglas M. McKay.  Mr. McKay joined Home Savings in 1971. Mr. McKay has been the Chairman of the Board and CEO of UCFC since 1998. He also served as President of UCFC from 1998 until January 2007, and he has held that office again at UCFC since August 13, 2009. He is the Chairman of the Board of Home Savings, a position he has held since 1995. From 1995 to March 2008, Mr. McKay served as CEO and Chairman of the Board of Home Savings and, from 1996 until March 2000, also served as President of Home Savings. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. McKay has developed through approximately 39 years of experience in banking, including serving as the Chief Executive Officer of Home Savings for 13 years, allow him to provide strategic planning, technical knowledge in all operational areas of banking (including administration, operations, marketing, retail banking and mortgage and commercial lending), community perspective and valuable leadership experience to the Board.

Donald J. Varner.  Mr. Varner, an attorney, was UCFC’s Secretary from 1998 until his retirement in 2004 and a Senior Vice President of Home Savings from 1995 until his retirement in 2004. Prior to that time, Mr. Varner served as Home Savings’ Vice President and Corporate Counsel from 1976 to 1995, and he first joined Home Savings in 1957. Mr. Varner serves as a director of Home Savings, and he has been a member of that Board since 1987. In his role as a Senior Vice President, he managed retail banking and the legal department, started a secondary marketing program and served as Corporate Secretary. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Varner has developed through approximately 47 years of experience in banking, and more than 40 years as a practicing attorney, allow him to provide strategic planning, technical banking knowledge in all operational areas of banking (including administration, legal, operations, marketing, retail banking and mortgage and commercial lending), community perspective and valuable leadership experience to the Board.

Federal and State Administrative Orders

In August 2008, the members of the Board of UCFC consented and stipulated to an Order to Cease and Desist issued by the OTS. Additionally, in August 2008, the members of the Board of Home Savings consented and stipulated to an Order to Cease and Desist issued by the FDIC and ODFI. While none of UCFC, Home Savings nor its officers or directors admitted or denied any wrongdoing, some of the directors who are up for re-election and some incumbent directors are parties to the OTS Order, including Mrs. Atkinson, Messrs. Buoncore, McKay, Schiraldi, Smith and Varner and Dr. Sweet, and the FDIC and ODFI Order, including Mrs. Atkinson, Messrs. Bevack, Buoncore, McKay, Schiraldi, Smith and Varner and Dr. Sweet. UCFC has completed or is complying with all provisions of the OTS Order, and Home Savings has either completed or is complying with all provisions of the FDIC and ODFI Order. Some provisions of the Orders require ongoing monitoring, compliance and reporting, and UCFC and Home Savings, the Boards and management are performing those obligations.

BOARD MEETINGS AND COMMITTEES

The Board has determined that Messrs. Buoncore, Crewson, Hunter, O’Donnell, Schiraldi, Smith, Sweet and Varner and Mrs. Atkinson are each considered “independent” as set forth in (a) Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, (b) Securities and Exchange Commission Rule 10A-3(b) (17CFR 240.10A-3(b)), and (c) Listing Rule 5605(a)(2) of the NASDAQ.

The Board of UCFC met five times for regularly scheduled meetings and five times for special meetings during 2009. Four of these meetings were considered brief meetings, and no fee was paid. See “Director Compensation” below for an explanation of director compensation and for a description of which meetings directors have determined no fee will be paid. The Board of UCFC has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Compliance and Risk Management Committee. The Charters of the Audit, Compensation and the Nominating and Governance Committees are available by selecting the Investor Relations link on UCFC’s website at www.ucfconline.com.

During 2009, the Boards of UCFC and Home Savings and the Board Committees described below met many times in executive sessions. As discussed below under “BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT — Board Leadership”, Mrs. Atkinson, as Chairwoman of the Nominating and Governance Committee, presides over executive sessions of the UCFC and Home Savings Boards, while the chairperson of each specific committee presides over executive sessions of that Committee.

Audit Committee

The Audit Committee of UCFC is responsible for overseeing UCFC’s accounting and internal auditing functions and controls, loan review function and engaging an independent registered public accounting firm to audit UCFC’s financial statements and internal controls over financial reporting. The current members of the Audit Committee are Mrs. Atkinson, Messrs. Schiraldi, and Buoncore and Dr. Sweet, all of whom are considered “independent” under the listing standards of NASDAQ. Mr. Schiraldi is the Chairman of the Audit Committee. The Board has determined that Messrs. Schiraldi and Buoncore qualify as audit committee financial experts. The Audit Committee met twelve times during 2009, but six of those meetings were brief and no fee was paid to members.

Compensation Committee

The Compensation Committee of UCFC has the primary responsibility for assisting the Board in discharging its responsibilities relating to the compensation of UCFC’s Named Executive Officers. The Committee annually recommends the compensation package for the Named Executive Officers (those executives for whom compensation is required to be disclosed in the Summary Compensation table below) to the Board for its approval. From time to time, the Committee invites certain members of management to attend meetings to discuss the performance of UCFC and other matters affecting the compensation of each of the Named Executive Officers. Neither

Mr. McKay nor Mr. Bevack makes recommendations to the Compensation Committee regarding his own compensation. The current members of the Compensation Committee, all of who are independent, are Mrs. Atkinson and Messrs. Buoncore, Crewson, Schiraldi and Smith. Mr. Buoncore is the Chairman of the Compensation Committee. The Compensation Committee met thirteen times during 2009, but one of those meetings was considered a continuation of a prior meeting and six were considered brief and no fee was paid to members.

Nominating and Governance Committee

The Nominating and Governance Committee of UCFC is responsible for receiving and evaluating recommendations for potential Board members from directors and shareholders, recommending to the Board a slate of director nominees to be elected by shareholders and overseeing governance matters affecting officers and directors of UCFC and Home Savings. In selecting nominees, the Nominating and Governance Committee considers the criteria discussed above. The Nominating and Governance Committee evaluates nominations properly submitted by shareholders on the same basis that it considers nominations submitted by directors. The current members of the Nominating and Governance Committee, all of who are independent, are Mrs. Atkinson, Messrs. Buoncore, Crewson, Hunter, O’Donnell, Schiraldi, Smith and Varner and Dr. Sweet. Mrs. Atkinson is the Chairwoman of the Nominating and Governance Committee. The Nominating and Governance Committee met eleven times during 2009, but one of those meetings was considered a continuation of a prior meeting and two were considered brief and no fee was paid to members.

Compliance and Risk Management Committee

The Compliance and Risk Management Committee of UCFC and Home Savings is responsible for overseeing specific areas of risk, as more fully described below under the heading “Role of Board in Risk Oversight”, and compliance with the Orders to Cease and Desist and applicable laws and regulations. The current members of the Compliance and Risk Management Committee, all of who are independent, are Mrs. Atkinson, Dr. Sweet and Messrs. Buoncore, Crewson, Hunter, O’Donnell, Schiraldi, Smith and Varner. Dr. Sweet is the Chairman of the Compliance and Risk Management Committee. The Compliance and Risk Management Committee of UCFC and Home Savings met fourteen times in 2009, but four of these meetings were brief meetings and no fee was paid to members.

Each incumbent director and each director standing for re-election attended at least 75% of the aggregate of the meetings of the Board and the Committees on which he or she serves.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership

Mr. McKay serves as the Chairman of the Board and Chief Executive Officer of UCFC. During the latter part of 2008 and early 2009, the Nominating and Governance Committee reviewed and considered UCFC’s and Home Savings’ Board leadership structure. It specifically considered whether to split the roles of Chairman of the Board and CEO at UCFC and whether to appoint a lead independent director at UCFC and/or Home Savings. As part of that study, the Committee reviewed and considered the job descriptions of Mr. McKay, the potential job descriptions if the positions were split, the potential job descriptions for a lead independent director and an analysis of UCFC’s peer companies. As more particularly described below, the Committee determined that splitting the roles of Chairman and CEO would not be in the best interests of UCFC, and that the appointment of a lead independent director was unnecessary.

The Board of Home Savings engaged in a management study during 2008. In connection with that study and in reviewing the leadership structure of the Board of Home Savings, the Nominating and Governance Committee and Board determined that Mr. McKay would remain the Chairman of the Board, and Mr. Bevack, who was the President and Chief Operating Officer of Home Savings, would be promoted to President and Chief Executive Officer of Home Savings. The Board believed this leadership was most appropriate for UCFC because it permitted Mr. McKay to focus on the long-term strategic objectives of, and running the day-to-day operations for, UCFC. In addition, Mr. McKay provides guidance to Mr. Bevack and sets the agenda for, and presides over, Home Savings Board meetings.

The Committee has reviewed its current Board leadership structure in connection with the filing of this proxy statement. In doing so, the Committee has concluded, as it did previously, that the most effective Board leadership structure for UCFC is for Mr. McKay to serve as both Chairman and CEO of UCFC, a structure that has served UCFC well for many years. UCFC also does not have a lead independent director. The Boards maintain the authority at all times to modify this structure if necessary when doing so would be in UCFC’s best interests.

The Board of UCFC believes that the current leadership structure is efficient and in the best interests of UCFC for the following reasons:

•	The Chief Executive Officer’s day-to-day management and operation of UCFC and execution of UCFC’s strategy provides the Chief Executive Officer with a comprehensive understanding of UCFC’s performance and strategic priorities, which is crucial for leading discussions of the Board of Directors and executing strategy;

•	UCFC’s existing Corporate Governance Guidelines, committee charters and policies (including those of Home Savings) provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, many members of senior management and the Guidelines, charters and policies therefore achieve independent oversight and management accountability, which is the goal that many seek to achieve by separating the roles of Chairman of the Board and Chief Executive Officer;

•	UCFC’s Corporate Governance Guidelines provide for the chair of the Nominating and Governance Committee to preside over all executive sessions of the Board, and the Board has held numerous executive sessions over the past year; and

•	The Board has separated the role of Chairman and CEO at Home Savings, and this has allowed Mr. McKay as Chairman and CEO of UCFC to focus his attention on the strategic objectives of UCFC and to build an investor relations program.

Role of Board of Directors in Risk Oversight

The UCFC and Home Savings Boards’ role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to UCFC and Home Savings. The Boards (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization, which enable it to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the minutes of the meeting of such Committee notes the discussion, any necessary actions to be taken arising out of such report(s) and the approval of such report by the Committee. The Boards review the minutes of the Board’s Committees. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

UCFC and Home Savings together have four Board committees that review and evaluate risk within the combined organization, including the Audit, Compensation, Compliance and Risk Management and Board Loan Committees.

The Audit Committee provides oversight over nearly all types of risk within the organization. It provides this oversight by receiving and reviewing independent reports from internal audit via the Internal Audit Manager (who manages internal audit through UCFC’s and Home Savings’ third party internal auditor and also chairs the Asset Review Committee), outside loan review and UCFC’s public accounting firm. The Audit Committee also receives reports from Home Savings’ President and CEO, UCFC and Home Savings’ Chief Financial Officer, UCFC and Home Savings’ General Counsel and Home Savings’ Compliance and Bank Secrecy Act Officer.

The Compensation Committee, which reviews and approves the compensation of the Named Executive Officers (as discussed below), develops the executive incentive program and is charged with awarding equity awards under UCFC’s Long-Term Incentive Compensation Plans. In addition, the Committee reviews and approves a compensation risk assessment regarding all of UCFC and Home Savings’ compensation plans, which is prepared by Home Savings’ Chief Risk Officer and Director of Human Resources, in consultation with UCFC and Home Savings’ General Counsel. The Assessment concluded that none of UCFC’s or Home Saving’ compensation plans present a material adverse risk to either UCFC or Home Savings, nor do they promote excessive or inappropriate risk taking.

The Compliance and Risk Management Committee assists the Board in overseeing UCFC’s enterprise-wide risks, including credit, market, liquidity, operational, legal and reputational risk. Towards this end, the Committee monitors the level and trend of key risks and management’s compliance with risk tolerances established by the UCFC and Home Savings Boards and Home Savings’ Corporate Risk Management and Control Policy. The Committee also oversees and reviews the effectiveness of Home Savings’ system for monitoring compliance with the Orders to Cease and Desist and applicable laws and regulations, monitors whether material new initiatives have been appropriately analyzed and approved and reviews regulatory correspondence directed to the Board’s attention and the adequacy of management’s response.

The Home Savings Board Loan Committee, in addition to approving a wide variety of commercial loans and modifications, approves all charge offs equal to or greater than $1.0 million. Additionally, the Committee receives monthly reports that assist in monitoring credit risk, including loan policy exception reports, asset quality trend reports, new loan reports, maturing and matured loan reports and special assets reports. The Board Loan Committee is comprised of a majority of independent directors. The current members are Messrs. Varner, Bevack, Hunter, McKay, O’Donnell and Smith. Mr. Varner is the Chairman of the Board Loan Committee. The Committee met seventeen times during 2009.

Additionally, UCFC has a management level Disclosure Committee, which reviews SEC disclosures, including but not limited to UCFC’s earnings releases, Forms 10-K and 10-Q and proxy statements. Home Savings has the following management level committees: Asset/Liability Committee (upon which an independent director, Mr. Schiraldi, sits), Asset Review Committee (upon which an independent director, Mr. Varner sits), Community Reinvestment Act Committee, Compensation and Benefits Committee, Special Assets Committee, Investment Committee, Information Technology Steering Committee, Officers Loan Committee, and Officers Risk Management Committee. All of these management level committees also assess risk, and either through submission of their minutes to the Board or a committee of the Board or through reporting at a one or more of the Board Committee meetings, report to the Board on risks reviewed and assessed at the respective committee.

The Officers Risk Management Committee is chaired by Home Savings’ Chief Risk Officer, and she reports the results of or oversees various risk assessments, including but not limited to those conducted by members of the Officers Risk Management Committee: credit, market, liquidity, operational, legal and reputational Risk. The Chief Risk Officer reports the results of such assessments directly to the Board Compliance and Risk Management Committee.

DIRECTOR COMPENSATION

Each independent director of UCFC who also is a director of Home Savings receives a $10,000 retainer from Home Savings, and each independent UCFC director who is not a Home Savings director receives a $10,000 retainer from UCFC. Currently, all independent directors of UCFC also serve on Home Savings’ Board. Each independent director also receives a fee of $400 per UCFC or Home Savings Board meeting attended, and in general, each independent director receives a fee of $400 per UCFC or Home Savings Board or management committee meeting attended if he/she is a committee member, or $600 per committee meeting attended if he/she is the committee chairperson. Neither the retainer nor per meeting fee has been increased by the Board since UCFC’s formation in 1998. Additionally, in 2008, the Board determined that it would only pay one fee to Directors for simultaneous meetings of both the UCFC and Home Savings Boards, and that Directors would not be compensated for attendance at brief Board or committee meetings (less than thirty minutes) or for a meeting considered by the Board or applicable committee to be a continuation of a previous meeting.

In May 2009, the Compensation Committee and Board approved the issuance of 4,000 options to each non-employee director of UCFC pursuant to the terms of the UCFC Amended and Restated 1999 Long-Term Incentive

Plan. Additionally, the Compensation Committee and Board approved the issuance of 4,000 options to each of Messrs. Crewson, Hunter and O’Donnell upon their appointment to the Boards of UCFC and Home Savings pursuant to the terms of the UCFC Amended and Restated 2007 Long-Term Incentive Plan. Each option award vests in three equal installments on December 31, 2009, 2010 and, 2011. The Committee and Board believes that directors should have an ownership interest in UCFC and providing options as part of Board compensation effectively aligns directors and shareholder interests. The Compensation Committee and Board contemplate that equity awards in the form of options or restricted shares will be issued to directors as additional compensation or in lieu of cash compensation.

The table below sets forth for the fees earned by or paid to, and the options awards granted to, each non-employee director in 2009:

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)(1)	($)(2)	($)

Eugenia C. Atkinson	$36,600	$1,454	$38,054
Richard J. Buoncore	30,000	1,454	31,454
Scott N. Crewson	7,700	1,334	9,034
Scott D. Hunter	13,400	1,001	14,401
F. Scott O’Donnell	6,900	1,441	8,341
Richard J. Schiraldi	35,800	1,454	37,254
Clarence R. Smith, Jr.	29,200	1,454	30,654
David C. Sweet	29,600	1,454	31,054
Donald J. Varner	39,800	1,454	41,254

(1)	The fees earned or paid in cash for Mrs. Atkinson, Messrs. Schiraldi and Buoncore and Dr. Sweet during 2009 reflect some meetings of the Audit Committee that occurred in 2008 but were not paid until 2009.

(2)	The amounts represent the grant date fair value of stock option awards in accordance with ASC 718-“Compensation-Stock Compensation” for each year in which options were granted. A discussion of the assumptions used in calculating the values may be found in Note 18 to UCFC’s 2009 audited financial statements included in UCFC’s Form 10-K.

EXECUTIVE OFFICERS

The following information is supplied for certain executive officers of UCFC and Home Savings who do not serve on or have not been nominated to stand for election to UCFC’s Board:

Name	Age	Position Held

James R. Reske	46	CFO and Treasurer of UCFC and Senior Vice President, CFO and Treasurer Home Savings
Gregory G. Krontiris	56	Senior Vice President and Chief Lending Officer, Home Savings
Jude J. Nohra	41	General Counsel and Secretary of UCFC, Senior Vice President, General Counsel and Secretary, Home Savings
Matthew T. Garrity	43	Senior Vice President and Chief Credit Officer, Home Savings

James R. Reske.  Mr. Reske has been the CFO and Treasurer of UCFC and the Senior Vice President, CFO and Treasurer of Home Savings since May of 2008. Prior to joining UCFC, Mr. Reske was employed by KeyBanc Capital Markets, Inc. from 2002 to May of 2008. While there, he focused on providing strategic advice to community banks and thrifts in the Midwest regarding capital structure, acquisitions, raising capital and financial management.

Gregory G. Krontiris.  Mr. Krontiris was hired as Senior Vice President and Chief Lending Officer in March of 2009. Prior to joining Home Savings, Mr. Krontiris served as Chief Operating Officer at Salin Bank and Trust in Indianapolis, Indiana from 2006 until 2008, and prior to that held various senior-level positions at National City Corporation, including that of Managing Director, Wealth Management/Private Client Group from 2001 until 2006.

Jude J. Nohra.  Mr. Nohra was promoted in 2009 to General Counsel and Secretary of UCFC and Senior Vice President, General Counsel and Secretary of Home Savings. Prior to these promotions, Mr. Nohra served as Secretary of UCFC and Vice President, General Counsel and Secretary of Home Savings since June 2004. Before joining UCFC and Home Savings, Mr. Nohra served as an associate attorney for Squire, Sanders & Dempsey, L.L.P. for approximately 5 years where he practiced in the firm’s corporate department and financial services practice group, focusing on general business representation of public and private companies, bank regulatory matters, mergers and acquisitions, securities law matters, real estate transactions and financings, tender offers and corporate governance. Mr. Nohra also is a CPA, but he is currently inactive.

Matthew T. Garrity.  Mr. Garrity was hired as Senior Vice President and Chief Credit Officer in June of 2009. Mr. Garrity was most recently serving as Senior Vice President — National City Capital Markets Investment Banking in Cleveland, Ohio from 2008 until he joined Home Savings. Prior to that, Mr. Garrity served as National City Corporation’s Deputy Chief Credit Officer — Northern Ohio Credit Administration in Cleveland, Ohio from 2007 until 2008, and Senior Vice President/Senior Portfolio Manager in Cleveland, Ohio from 2005 until 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The compensation philosophy of UCFC and Home Savings generally is to establish a competitive base salary targeted to approximate the median base salary of UCFC’s peer group, which is discussed further below. Variable awards, comprised of an annual cash bonus and equity compensation, are designed to result in total direct compensation to Named Executive Officers that approximate (i) peer median levels for overall financial performance at median levels, (ii) peer 75th percentile compensation levels for overall financial performance at peer 75th percentile levels and (iii) peer 25th percentile compensation levels for overall financial performance at peer 25th percentile levels.

Compensation Objectives

UCFC’s executive compensation program for 2009 was intended to achieve the following primary objectives:

•	Drive performance relative to UCFC’s financial goals;

•	Align executives’ interests with those of UCFC shareholders;

•	Attract and retain highly-qualified executives and maintain a stable executive management group; and

•	Place a significant portion of total compensation at risk, contingent on UCFC performance.

Role of the Compensation Committee and Management

The Compensation Committee has the primary responsibility for assisting the Board in discharging the Board’s responsibilities relating to the compensation of UCFC’s Named Executive Officers. The Compensation Committee is responsible for recommending to the Board for its approval on an annual basis the compensation package for each of the Named Executive Officers.

As of the date of this proxy statement, the Compensation Committee members are Mrs. Atkinson, Mr. Buoncore, Chairman, Mr. Crewson, Mr. Schiraldi and Mr. Smith. From time to time, the Compensation Committee invites other Board members and certain members of management to attend the Committee meetings, including Messrs. McKay and Bevack, to discuss the performance of UCFC and other matters affecting the compensation of executive officers. Neither Mr. McKay nor Mr. Bevack makes recommendations to the Compensation Committee regarding his own compensation, and all decisions regarding their compensation are made in executive session of the Committee or the Board, without their presence.

Occasionally, other executives may attend Committee meetings to provide pertinent financial, tax, accounting, legal, regulatory, human resources or operational information. Executives in attendance may provide their insights and suggestions, but they do not vote on decisions regarding executive compensation.

Peer Group

The Compensation Committee approved a peer group to use as a benchmark for purposes of setting base salaries of, and awarding cash bonuses and equity based compensation to, the Named Executive Officers. The Compensation Committee engaged an independent third-party consultant, Austin Associates LLC, to review all aspects of compensation of the Named Executive Officers, including the short-term incentive program discussed below. Specifically, Austin Associates was engaged to review the validity of the Board approved peer group, assist the Compensation Committee in developing a long-term incentive plan, assist the Compensation Committee in developing a short-term incentive plan, evaluate overall compensation structure for UCFC’s Named Executive Officers, including base salary, bonus, equity-based compensation and all other forms of remuneration and evaluate current trends, levels and forms of Board compensation.

The peer group used by the Compensation Committee and confirmed by Austin Associates includes the following companies:

Company Name (Ticker)	Company Name (Ticker)

S&T Bancorp, Inc. (STBA)	1st Source Corporation (SRCE)
First Merchants Corporation (FRME)	Chemical Financial Corporation (CHFC)
First Financial Bancorp (FFBC)	Integra Bank Corporation (IBNK)
First Place Financial Corp. (FPFC)	Independent Bank Corporation (IBCP)
Old Second Bancorp (OSBC)	MainSource Financial Group, Inc. (MSFG)
First Financial Corporation (THFF)	Lakeland Financial Corporation (LKFN)
Mercantile Bank Corporation (MBWM)	Macatawa Bank Corporation (MCBC)
Citizens First Bancorp, Inc. (CTZN)	ESB Financial Corporation (ESBF)
First Defiance Financial Corp. (FDEF)	Peoples Bancorp, Inc. (PEBO)
Parkvale Financial Corporation (PVSA)

Austin Associates studied the executive compensation practices of each of the companies in the peer group and provided multiple reports to the Compensation Committee regarding the analysis of the compensation of UCFC’s Named Executive Officers compared to the peer group. The peer group analysis is designed to facilitate the assessment of UCFC’s compensation program against banking industry peers when making compensation decisions. The Compensation Committee intends to continue utilizing a peer group for benchmarking each year and will annually review the peer group to identify any necessary changes to its composition.

Compensation Components

With respect to 2009, UCFC’s executive compensation program included the following components:

•	Salary — fixed base pay that reflects UCFC’s overall financial performance, each executive’s position and individual performance, experience and expertise;

•	Annual Cash and Equity Incentive — pay that varies depending on UCFC’s performance against specific performance measures (described below) that are measured against UCFC’s peer group;

•	Long Term Equity Incentive — awards of equity based compensation that vary depending on UCFC performance, the desire to recruit and retain highly-qualified executives and comparison to UCFC’s peer group; and

•	Other Compensation — perquisites consistent with past practice, as well as broad-based employee benefits such as medical, dental, disability and life insurance coverage.

Salary.  UCFC pays cash salaries to its executives that are intended to be competitive and take into account the individual’s experience, performance, responsibilities and past and potential contribution to UCFC and Home Savings. The compensation philosophy generally is to pay Named Executive Officers cash salaries at or around the median of UCFC’s peer group. As discussed further above, the Compensation Committee developed a peer group to compare compensation of Named Executive Officers to the performance of UCFC measured against performance of the peer group.

Austin Associates provided the Compensation Committee with a compensation analysis, which compared UCFC’s top executive officers with the top executive officers of the peer group. At the time this analysis was completed, UCFC and Home Savings’ executive officers included Messrs. McKay, Bevack and Reske. Based upon that analysis, UCFC’s performance during 2008 and the professional experience of the Named Executive Officers, the Committee determined that no increase in cash salaries should be made in 2009 for any of the Named Executive Officers.

In March 2009, UCFC and Home Savings hired Mr. Krontiris as its new Senior Vice President and Chief Lending Officer. The Compensation Committee met on multiple occasions with Mr. Bevack to discuss and negotiate an appropriate salary for Mr. Krontiris. In determining an appropriate salary, the Compensation Committee considered Mr. Krontiris’ qualifications and professional experience, the salary paid to other chief lending officers and the recommendations of Mr. Bevack and Home Savings’ third-party recruiter, as reported by Mr. Bevack. The Compensation Committee and Board determined that Mr. Krontiris’ base salary should be set at $195,000 per year, prorated for the first year beginning on his date of hire. Additionally, the Compensation Committee and Board agreed to pay Mr. Krontiris a cash signing bonus of $20,000, award him stock options (as described in the equity award tables set forth below) and provide him some perquisites. In connection with his hiring, Home Savings also agreed to provide Mr. Krontiris a change of control agreement, as described below under “Employment Agreements, Termination and Change in Control Payments”. The Compensation Committee and Board agreed to the signing bonus, options, change of control agreement and perquisites to give Mr. Krontiris additional incentive to join Home Savings despite the economic and regulatory uncertainties facing UCFC and Home Savings.

As a senior officer of Home Savings, Mr. Krontiris’ hiring and compensation package was subject to approval by Home Savings’ regulators, the Federal Deposit Insurance Corporation and the Ohio Department of Financial Institutions. Prior to receiving regulatory approval and formally hiring Mr. Krontiris, Home Savings engaged him as a consultant. As a consultant, Mr. Krontiris was paid $9,739, inclusive of reimbursement for costs and expenses. Following approval by regulators in March 2009, Mr. Krontiris began serving Home Savings in his current position.

In February 2009, UCFC approved the promotion of Mr. Nohra to General Counsel and Secretary and Home Savings promoted him to Senior Vice President, General Counsel and Secretary. Mr. Nohra’s promotions were subject to regulatory approval, which was received in July 2009. In connection with these promotions, UCFC and Home Savings increased Mr. Nohra’s salary to $140,000, effective January 1, 2009. The Compensation Committee determined that the salary would be effective January 1st because Mr. Nohra had been fulfilling the duties of General Counsel for UCFC prior to the promotion.

The Named Executive Officers’ 2009 base salaries paid during 2009 are set forth in the “Salary” column of the Summary Compensation Table.

Annual Cash Bonus.  The Compensation Committee and the Board determined that no annual cash bonus would be paid to Named Executive Officers in 2009 because UCFC’s GAAP net income on a consolidated basis was negative in 2009.

Annual Cash and Equity Incentive Awards.  The Compensation Committee met many times during 2009 to discuss and consider a short-term incentive compensation plan for Messrs. McKay, Bevack and Reske (who were the only Named Executive officers serving at the time). The plan, described below, was adopted by the Compensation Committee and the Board on July 15, 2009, and was disclosed publicly pursuant to the Form 8-K filed on July 21, 2009. The Committee and the Board developed the plan with the goal of combining stock and cash compensation to better align compensation with shareholder interests.

Pursuant to the plan, in order for any awards to be made for a calendar year’s performance, UCFC must report positive net income for that calendar year, calculated in accordance with generally accepted accounting principles, but adjusted to exclude the effect of extraordinary items. The Committee believed that positive GAAP net income was an appropriate trigger given its use as the standard for preparation of UCFC’s audited financial statements and SEC disclosures. The Committee determined that shareholders would not expect UCFC to pay bonuses if there was no positive net income and believed such a threshold is consistent with evolving compensation standards.

If this net income threshold is met, incentive awards are calculated based upon UCFC’s performance against the peer group in five of the six weighted performance measures as set forth below in the “Weightings” table. Performance against the peer group is only measured against five of the six weighted performance measures because performance against budgeted net income is intrinsic to UCFC. See “Threshold Levels” set forth below. For the calendar year 2009, the target and maximum incentive awards, respectively, measured as a percentage of base salary were as follows: Mr. McKay — 50%, 100%; Mr. Bevack — 45%, 90%; and Mr. Reske — 40%, 80%. These targeted awards were based upon the recommendation made by Austin Associates and found by the Committee and the Board to be appropriate.

If an award under the plan is made, the plan provides that it will be paid 60% in cash and 40% in restricted stock or stock options, which the Committee and the Board determined provided a balanced approach to awarding past performance and aligning the interests of management with shareholders by providing for future growth potential as share value increases along with UCFC performance. Any restricted stock or stock option awards made under the plan are awarded pursuant to the Amended and Restated United Community 2007 Long-Term Incentive Plan and vest equally over three years, beginning on the first anniversary of the award. The Committee and the Board determined that three-year vesting is an important feature because it helps to retain officers.

As originally adopted, awards under the plan could not be made until all peer companies reported full calendar year earnings. This method complicated the accrual required by generally accepted accounting principles because full year’s earnings for the peer companies are not available until after UCFC closes its books for the prior calendar year. Because of the timing for public disclosure of the peer companies, the Compensation Committee and Board determined that, since most peer year-end, financial performance data will not be available until Form 10-Ks are filed in March of the following calendar year, it would be better to base the comparison on UCFC’s actual performance for the 12 months ended September 30 compared to the actual performance of the peer group during the same 12 month period. It continues to be true that in order for any awards to be made under the Plan for 12 months of performance, UCFC must report positive net income for the calendar year ended December 31. It is only the 12 month comparison that will use data from October 1 through September 30.

The calculation of the incentive awards under the plan is as follows. First, it must be determined where UCFC’s actual performance falls in comparison to the peer group for five of the six performance measures. As stated above, performance against the peer group is only measured against five of the six weighted performance measures because performance against budgeted net income is treated differently. See “Threshold Levels” set forth below. The comparison is based upon percentiles that correspond to a threshold level for that performance measure. Second, the threshold level achieved is used to determine the bonus percentage for that performance measure based upon the executive officer’s position. See the “Bonus Percentages” table below. Finally, this bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s base salary to determine what amount, if any, is awarded for UCFC’s actual performance for that performance measure. The amount earned for each performance measure is added together to determine the total incentive award under the EIP.

Bonus Percentages

	CEO	Pres/COO(3)	CFO
Threshold Level	Group 1	Group 2	Group 3	Actual Performance Versus Peers

1	0.0%	0.0%	0.0%	Below 25th Percentile
2	10.0%	9.0%	8.0%	Above 25th percentile
3	20.0%	18.0%	16.0%	Above 30th percentile
4	30.0%	27.0%	24.0%	Above 35th Percentile
5	40.0%	36.0%	32.0%	Above 40th Percentile

6	50.0%	45.0%	40.0%	At or Above Median

7	60.0%	54.0%	48.0%	Above 55th Percentile
8	70.0%	63.0%	56.0%	Above 60th Percentile
9	80.0%	72.0%	64.0%	Above 65th Percentile
10	90.0%	81.0%	72.0%	Above 70th Percentile

11	100.0%	90.0%	80.0%	At or Above 75th Percentile

(3)	This title used for the incentive plan was based on the study prepared by Austin Associates, and it does not reflect the current title for Mr. Bevack, who currently serves as President and CEO of Home Savings.

The Committee and Board determined that for any performance measure where UCFC’s performance ranked below the 25th percentile, no bonus would be awarded for that performance measure. The Committee and Board decided that establishing a floor threshold is appropriate because UCFC is expected to perform at or above the 25th percentile, and the Committee and Board believed that performance below the 25th percentile should not result in incentive compensation.

Weightings for Performance Measures

In designing the plan, the Committee and the Board considered that UCFC and Home Savings’ current goals are to improve asset quality, build capital, grow core deposits and return to profitability. The Committee and Board determined that to encourage profitability, prudent growth and asset quality, the plan would include the following performance measures:

Performance Measures		Rationale:

Profitability	40.0%
Return on Average Equity (Core ROAE)	5.0%	Commonly used method of measuring profitability and the efficient use of capital.
Return on Average Assets (Core ROAA)	25.0%	Commonly used method of measuring profitability, and is affected by how well non-performing assets are managed. Measurement emphasizes asset quality and is not considered to encourage risk taking.
Budgeted Net Income	10.0%	Provides a level of legitimacy to actual results as compared to budgeted results, and focuses management on achieving budgeted net income.
Growth	10.0%
Core Deposit Growth	10.0%	Growth of core deposits discourages growth of costly time deposits (such as brokered CD’s), focuses attention on less costly deposits and growth of business and retail checking and savings accounts. An increase in core deposit growth should help to improve or sustain the interest rate margin.
Asset Quality	50.0%
Texas Ratio	40.0%	Commonly used method to measure asset quality and capital, i.e., the level of non-performing assets as compared to capital and the ability to absorb future losses.
Net Charge Offs/Average Loans	10.0%	Commonly used method to measure asset quality.
Total Weighting	100.0%

Definitions:

•	Core ROAE and ROAA: Generally accepted accounting principles performance, excluding extraordinary items;

•	Core Deposit Growth: Total deposits less CDs>$100,000, brokered deposits and public deposits; and

•	Texas Ratio: Nonperforming assets divided by sum of tangible common equity and loan loss reserves.

Threshold Levels

	Overall Profitability						Growth Rate		Asset Quality
											NCOs/
	Core		Core		Net Income		Core Deposit		Texas		Average
Level	ROAE		ROAA		Budget		Growth		Ratio		Loans

1	<25	th Pct (1)	<25	th Pct	70	% of Budget	<25	th Pct	<25	th Pct	<25	th Pct

2	25	th	25	th	75%		25	th	25	th	25	th
3	30	th	30	th	80%		30	th	30	th	30	th
4	35	th	35	th	85%		35	th	35	th	35	th
5	40	th	40	th	95%		40	th	40	th	40	th

6	Median		Median		100%		Median		Median		Median

7	55	th	55	th	105%		55	th	55	th	55	th
8	60	th	60	th	115%		60	th	60	th	60	th
9	65	th	65	th	120%		65	th	65	th	65	th
10	70	th	70	th	125%		70	th	70	th	70	th

11	>75	th Pct	>75	th Pct	130%		>75	th Pct	>75	th Pct	>75	th Pct

(1)	Pct means percentile rank within defined peer group.

For example, if UCFC’s Core ROAE for 2009 fell into the 40th percentile when compared to its peers, Mr. McKay’s incentive award for that performance measure would have been as follows:

		Bonus Percentage
		(Based) on
Incentive Plan		Threshold
Weighting		Level Achieved		Base Salary		Incentive Award

5.0%	X	40%	X	$382,000	=	$7,640

Since UCFC did not report positive net income, no incentive cash or equity awards have been paid under this plan in 2010 with respect to 2009 performance.

Long-Term Equity Compensation.  Named Executive Officers participate in UCFC’s long-term incentive plans approved by shareholders: the 1999 Amended and Restated Long-Term Incentive Plan and the 2007 Amended and Restated Long-Term Incentive Plan. On May 20, 2009, the 1999 Plan terminated. All existing awards made under that plan generally expire 10 years after the award was made or until otherwise terminated in accordance with the terms and conditions of the 1999 Plan. Long-term equity compensation is intended to align executive’s interests with those of shareholders, attract and retain highly-qualified executives and maintain a stable executive management group.

With these intentions in mind, on May 8, 2009, the Compensation Committee and Board approved the award of options to acquire UCFC shares to certain employees under the 1999 Plan. Each option award vests in three equal installments on December 31, 2009, 2010 and 2011, and is subject to the terms and conditions of the 1999 Plan. All options awarded to employees were incentive stock options.

	Incentive Stock Options —	Exercise Price
	Number of Shares	per Share

Douglas M. McKay	30,000	$1.90
James R. Reske	20,000	$1.90
Patrick W. Bevack	30,000	$1.90
Gregory R. Krontiris	20,000	$1.90
Jude J. Nohra	20,000	$1.90

Other Compensation.  Named Executive Officers participate in UCFC’s broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs. Perquisites for the Named Executive Officers may consist of use of a company car or a car allowance and, for some Named Executive Officers, fees for club memberships. The Compensation Committee believes these perquisites are generally consistent with perquisites provided to executives in the peer group, assist in the retention of officers and, with respect to club memberships, are an important element in business development.

Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Named Executive Officers in a taxable year. All of the compensation UCFC paid in 2009 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of UCFC.

Severance Payments

Effective March 1, 2009, Mr. Lodge’s service as an employee and director of UCFC and as an employee of Home Savings ended. UCFC became obligated to pay Mr. Lodge the balance of his contract through the end of 2010, or twenty-two (22) months of his base salary, plus the bonus paid to him in the prior 12 calendar months. Under the terms of the contract, Mr. Lodge would have been entitled to receive $529,777.16. The Compensation Committee and the Board authorized Mr. McKay to negotiate an amount of separation pay with Mr. Lodge. As a result of that negotiation, Mr. Lodge agreed to accept 16 months of separation pay and forego inclusion of his bonus, or $350,784.70, which amounts to $21,924.04 per month. In accordance with applicable law and regulation and the Orders to Cease and Desist, UCFC and Home Savings applied to regulators to pay Mr. Lodge this amount, the approval for which was received in April 2009.

COMPENSATION COMMITTEE REPORT

In performing its oversight role, the Compensation Committee has considered and discussed the Compensation Discussion and Analysis with executive management. On March 10, 2010, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement for the fiscal year ended December 31, 2009.

Respectfully submitted by the members of the Compensation Committee of the Board:

Richard J. Buoncore, Chairman	Eugenia C. Atkinson	Scott N. Crewson	Richard J. Schiraldi	Clarence R. Smith, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents certain information regarding the compensation earned by Mr. McKay, Mr. Reske and Mr. Lodge and the three highest compensated executive officers of UCFC and its subsidiaries who received cash and cash equivalent compensation in excess of $100,000 from UCFC or one of its subsidiaries for services rendered during 2009:

Summary Compensation Table

				Non-Equity	Fair Value of
				Incentive Plan	Options Granted in	All Other
		Salary	Bonus	Compensation	Each Year	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(2)	($)(3)	($)

Douglas M. McKay	2009	$381,843	—	—	$32,700	$15,291	$429,834
Chairman and CEO, UCFC	2008	381,843	—	—	49,730	27,577	459,150
	2007	381,843	—	$96,379	—	48,734	526,956
James R. Reske	2009	180,000	—	—	21,800	19,239	221,039
Treasurer and CFO, UCFC	2008	107,308	$30,000	—	—	5,809	143,117
and Home Savings
Patrick W. Bevack	2009	256,552	—	—	32,700	26,536	315,788
President and CEO,	2008	256,552	—	—	21,366	39,612	317,530
Home Savings	2007	234,248	—	51,638	—	50,165	336,051
Gregory G. Krontiris	2009	142,500	20,000		21,800	21,529	205,829
Senior Vice President and CLO, Home Savings
Jude J. Nohra	2009	140,000	—	—	21,800	7,030	168,830
General Counsel & Secretary, UCFC; SVP, General Counsel and Secretary, Home Savings
David G. Lodge	2009	69,155	—	—	—	194,834	263,989
Former President, COO and	2008	260,583	—	—	21,442	50,239	332,264
Director, UCFC(1)	2007	260,583	—	48,701	—	55,742	365,026

(1)	Mr. Lodge retired effective March 1, 2009.

(2)	The amounts represent the grant date fair value of stock option awards in accordance with ASC 718-“Compensation-Stock Compensation” for each year in which options were granted. A discussion of the assumptions used in calculating the values may be found in Note 18 to UCFC’s 2009 audited financial statements included in UCFC’s Form 10-K.

(3)	All other compensation includes the company 401(k) match, the value of the ESOP allocation, club dues and miscellaneous items. Mr. Lodge’s other compensation figure includes severance in the amount of $190,426 in 2009.

Outstanding Equity Awards at December 31, 2009

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)	Option Exercise	Option Expiration
Name	Exercisable	Not Exercisable	Price ($)	Date

Douglas M. McKay	14,749		$6.779	3/23/2010
	15,445		6.475	3/22/2011
	140,582		7.198	3/20/2012
	140,582		8.726	3/19/2013
	140,582		12.383	3/17/2014
	73,133		5.885	2/27/2018
	10,000	20,000	1.900	5/8/2019
James R. Reske	6,667	13,333	1.900	5/8/2019
Patrick W. Bevack	33,324		7.198	3/20/2012
	53,914		8.726	3/19/2013
	53,913		12.383	3/17/2014
	31,421		5.885	2/27/2018
	10,000	20,000	1.900	5/8/2019
Gregory G. Krontiris	6,667	13,333	1.900	5/8/2019
Jude J. Nohra	9,785	9,785	5.885	2/27/2018
	6,667	13,333	1.900	5/8/2019
David G. Lodge(1)	68,448		7.198	2/28/2010
	82,340		8.726	2/28/2010
	82,339		12.383	2/28/2010
	31,533		5.885	2/28/2010

(1)	Due to the terms of Mr. Lodge’s retirement on March 1, 2009, all options listed above for Mr. Lodge expired on February 28, 2010.

All of the options listed in the table above were 100% vested on the date of grant, except for the options expiring on May 8, 2019. This grant vests in equal amounts over three years beginning on December 31, 2009. In accordance with the terms of the 1999 Long Term Incentive Plan, all options vest immediately upon a change in control. These unvested options were not in the money as of December 31, 2009. Therefore, the Named Executive Officer would have realized no value resulting from the vesting upon a change in control. None of the Named Executive Officers exercised any options during 2009.

Employment Agreements, Termination and Change in Control Payments

As of December 31, 2009, Home Savings had employment agreements with Messrs. McKay, Bevack and Reske with terms ending December 31, 2010. Home Savings had a change of control agreement with Mr. Krontiris with a term ending March 30, 2010. Each agreement is terminable by UCFC or Home Savings at any time. Each of the executive’s rights upon termination is discussed under “Termination and Change of Control Payments” tables below.

The discussion and table below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the specified event of termination of such executive’s employment under the agreements as of December 31, 2009. Notwithstanding the contractual provisions of the employment agreements, in accordance with applicable law and regulation and the Orders to Cease and Desist, neither of UCFC nor Home Savings can pay any of the compensation discussed below without obtaining prior regulatory approval. The amounts shown are estimates. Amounts do not include compensation and benefits available generally to all salaried employees on a non-discriminatory basis.

	Change of			Other
	Control	Death	Disability	Termination
	($)	($)	($)	($)

Douglas M. McKay
Base Amount	$1,145,529	$94,153	$156,922	$478,222
Bonus	—	—	—	—
Health Insurance	34,184	—	22,789	—
Life Insurance	76,818	—	51,212	—
Disability Insurance	23,922	—	15,948	—
Non-Compete	254,562	—	—	—

Total	$1,535,015	$94,153	$246,871	$478,222
Patrick W. Bevack
Base Amount	$769,656	$63,259	$105,432	$308,190
Bonus	—	—	—	—
Health Insurance	25,788	—	17,192	—
Life Insurance	2,961	—	1,974	—
Disability Insurance	3,201	—	2,134	—
Non-Compete	171,035	—	—	—

Total	$972,641	$63,259	$126,732	$308,190
James R. Reske
Base Amount	$540,000	$44,384	$73,973	$180,000
Bonus	—	—	—	—
Health Insurance	25,788	—	17,192	—
Life Insurance	2,073	—	1,382	—
Disability Insurance	2,247	—	1,498	—
Non-Compete	120,000	—	—	—

Total	$690,108	$44,384	$94,045	$180,000
Gregory G. Krontiris
Base Amount	$195,000	—	—	—

Termination upon Change of Control.  Each of the employment agreements provides that the executive is entitled to certain benefits if his employment is terminated within one year before or after a change of control: (i) by his employer; or (ii) by the executive because his employment is materially adversely changed (including, for example, a material reduction in responsibilities, change of title, a requirement that the executive perform his functions more than 35 miles from his primary office location, or a non-company wide reduction in benefits). Any benefits to be received by the executives will be reduced to the maximum amount payable under Section 280G without penalty.

Under these circumstances, each of Messrs. McKay, Bevack and Reske are entitled to an amount equal to three times his “base amount” (as defined in Section 280G of the Internal Revenue Code) less $1.00, and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of the term of the employment agreement or the date on which he is included in another employer’s benefit plans as a full-time employee. Mr. Krontiris is entitled to an amount equal to one time his “base amount” (as defined in Section 280G of the Internal Revenue Code).

In addition, if Messrs. McKay, Bevack, or Reske’s employment is terminated pursuant to a change of control, he is subject to a non-compete that prohibits him from engaging in the financial institutions business for a period of eight months in Mahoning, Trumbull or Columbiana Counties, Ohio, or any other geographic area in which Home

Savings or UCFC is doing business. In exchange for this non-compete, Messrs. McKay, Bevack and Reske are entitled to receive an additional eight months of their base salary.

Under each of the employment agreements of Messrs. McKay, Bevack and Reske, “change of control” is defined as:

•	the acquisition of the power to vote more than 20% of the shares of Home Savings or UCFC;

•	the acquisition of the ability to control the election of a majority of the directors of Home Savings or UCFC;

•	such time when, during any period of three or less consecutive years, individuals who at the beginning of that period constituted the Board of Home Savings or UCFC cease to constitute at least a majority of the Board; provided that any person whose election as a director was approved by a vote of at least 2/3 of the directors then in office will be considered to have continued to be a director of Home Savings or UCFC;

•	the acquisition by any person or entity of control of Home Savings as defined in 12 C.F.R § 303.81(c); or

•	an event that would be required to be reported under Item 1(a) of Form 8-K or Item 6(e) of Schedule 14A.

Under Mr. Krontiris’ change of control agreement, “change of control” is defined as:

•	the acquisition by any person or entity of the ability to control the election of a majority of the directors of UCFC;

•	the acquisition by any person or entity of “control” of UCFC as defined in 12 C.F.R. Section 303.81(c); and

•	the sale by UCFC of all, or substantially all, of its assets; provided, however, that the sale of Home Savings to, or a merger of Home Savings with and into, an entity directly or indirectly acquired by UCFC in or part of a transaction in which Home Savings is not the surviving entity shall not constitute a change of control so long as the present capacity or circumstances in which Mr. Krontiris is employed by Home Savings does not constitute a “material adverse change”. “Material adverse change” under the agreement is defined as a material reduction in responsibilities or authority or the assignment of duties or responsibilities of Mr. Krontiris’ position immediately prior to the change of control, change of title or the requirement that he regularly perform his principal functions more than thirty-five miles from his primary office.

Termination upon Death.  Upon Messrs. McKay’s, Bevack’s or Reske’s death, their estate is entitled to receive a continuation of his base salary for 90 days.

Termination upon Disability.  If any of Messrs. McKay, Bevack or Reske are unable to perform their duties due to illness or incapacity for a period of up to 150 consecutive days, Home Savings can terminate the Employment Agreement. After the Employment Agreement is terminated, if the executive is eligible for long term disability benefits under Home Savings’ disability plan, then he will be entitled to continued coverage under health and life insurance plans for a period of two years.

Termination for Cause.  None of the executives are entitled to receive any benefits following termination for Cause. “Cause” is defined in the Employment Agreements as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities, willful violation of, law, rule or regulation (other than traffic violations or other minor offenses), or any final cease-and-desist order or material breach of the Employment Agreement.

Other Termination.  If the executive is terminated before the expiration of his Employment Agreement for any reason other than death, disability, Cause, or Change of Control, then he is entitled to receive the salary in effect at the time of termination until the expiration of the term of the Employment Agreement and continued coverage under all health and welfare benefit plans at the expense of the individual until the earlier of the expiration of the term or the date on which he is included in another employer’s benefit plans as a full-time employee. Messrs. McKay, Bevack and Reske also are entitled to receive a cash bonus equal to the cash bonus, if any, he received in the 12 month period prior to termination.

Non-Compete.  Mr. Krontiris is subject to a non-compete provision that prohibits him from engaging in the financial institutions business for a period of twelve months in Mahoning, Trumbull or Columbiana Counties, Ohio, or any other geographic area in which Home Savings or UCFC is doing business.

Compensation Committee Interlocks and Insider Participation

During 2009, Mrs. Atkinson and Messrs. Buoncore, Crewson, Schiraldi and Smith served on the UCFC Compensation Committee. None of these individuals is a current or former executive officer or employee of UCFC or Home Savings or had a reportable business relationship with UCFC or Home Savings.

Related Person Transactions

Home Savings makes loans to executive officers and directors of UCFC and its subsidiaries in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Home Savings, and did not involve more than the normal risk of collectibility or present other unfavorable features. All outstanding loans to executive officers and directors are current in their payments.

UCFC does not have any related person transactions as defined in Regulation S-K Item 404(a) and currently does not permit any such transactions. This policy is not evidenced in writing, but has been clearly communicated to the Board.

OWNERSHIP OF UCFC SHARES

The following table sets forth information about the only persons known to UCFC to own beneficially more than 5% of the outstanding UCFC common shares as of the Voting Record Date:

	Amount and Nature of		Percent of
Name and Address	Beneficial Ownership		Shares Outstanding

United Community Financial	3,441,392	(1)	11.1%
Corp. Employee Stock Ownership Plan 2321 Kochs Lane Quincy, IL 62301
Dimensional Fund Advisors, Inc.	2,275,714	(2)	7.4%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401

(1)	First Bankers Trust Services, Inc., as the Trustee for the United Community Financial Corp. Employee Stock Ownership Plan (the ESOP), has sole investment power over the ESOP shares. The Trustee may be deemed to have voting power over the 968,529 unallocated shares, although the ESOP provides that unallocated shares shall be voted by the Trustee in the same proportion as participants direct the voting of allocated ESOP shares.

(2)	Based on Schedule 13G, dated February 8, 2010, in which Dimensional Fund Advisors, Inc. reports sole voting power over 2,249,218 shares and sole dispositive power over all of the shares reported.

The following table sets forth information regarding the number of UCFC common shares beneficially owned by each director and Named Executive Officer as of the voting record date:

	Amount and Nature of
	Beneficial Ownership
	Sole Voting or		Shared Voting or	Percent of
Name and Address(1)	Investment Power		Investment Power	Shares Outstanding

Eugenia C. Atkinson	22,462	(2)	0	*
Patrick W. Bevack	246,141	(2)	0	*
Richard J. Buoncore	7,500	(2)	0	*
Scott N. Crewson	25,825		0	*
Scott D. Hunter	3,334		0	*
Gregory G. Krontiris	9,032	(2)	5,000	*
David G. Lodge	31,101		0	*
Douglas M. McKay	675,858	(2)	1,200	2.1
Jude J. Nohra	34,152	(2)	0
F. Scott O’Donnell	3,334		0	*
James R. Reske	31,449	(2)	0	*
Richard J. Schiraldi	8,980	(2)	0	*
Clarence R. Smith	32,926	(2)	7,234	*
David C. Sweet	8,837		0	*
Donald J. Varner	172,049		35,814
All directors and executive officers as a group (16 persons)	1,319,647	(2)	49,248	4.2

*	Less than one percent of the total outstanding.

(1)	Each of the persons listed in this table may be contacted at the address of UCFC.

(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the UCFC 1999 and 2007 Long-Term Incentive Plans: Mr. Bevack — 182,572; Mr. Krontiris — 6,667; Mr. McKay — 535,073; Mr. Nohra — 16,452; Mr. Reske — 6,667; and directors and executive officers as a group — 766,104. Also includes the following number of shares that are pledged as security for a loan from a lender not affiliated with UCFC: Mr. Smith — 9,517.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UCFC’s executive officers and directors, and persons who own more than ten percent of UCFC’s common shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide UCFC with a copy of such form. Based on UCFC’s review of the copies of such forms it has received, UCFC believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2009, except for Dr. Sweet, who had one late Form 4 filing reporting one transaction.

AUDIT COMMITTEE REPORT

The Audit Committee of UCFC is responsible for overseeing UCFC’s accounting and internal auditing functions and controls, loan review function and engaging an independent registered public accounting firm to audit UCFC’s financial statements and internal controls over financial reporting. The Audit Committee has adopted a charter to set forth its responsibilities.

As required by the Charter, the Audit Committee received and reviewed the report of Crowe Horwath regarding the results of their audit, as well as the written disclosures and the letter from Crowe Horwath required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of UCFC. A representative of Crowe Horwath also discussed with the Audit Committee the independence of Crowe Horwath from UCFC, as well as the matters required to be discussed by Statement of Auditing Standards 61, as may be amended from time to time. Discussions between the Audit Committee and the representative of Crowe Horwath, as well as written communications received from Crowe Horwath, included the following:

•	Crowe Horwath’s responsibilities in accordance with standards of the Public Company Accounting Oversight Board;

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	Management’s judgments and accounting estimates;

•	Whether there were any significant corrected or uncorrected audit adjustments;

•	Whether there were any disagreements with management;

•	Whether Crowe Horwath became aware of any consultation of UCFC’s management with other accountants;

•	Whether there were any major issues discussed with management prior to Crowe Horwath’s retention;

•	Whether Crowe Horwath encountered any difficulties in performing the audit;

•	Crowe Horwath’s judgments about the quality of UCFC’s accounting principles;

•	Crowe Horwath’s responsibilities for information prepared by management that is included in documents containing audited financial statements; and

•	Other matters.

Based on its review of the financial statements and its discussions with management and the representative of Crowe Horwath, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009.

Richard J. Schiraldi, Chairman	Eugenia C. Atkinson	Richard J. Buoncore	David C. Sweet

SELECTION OF AUDITORS

The Audit Committee of the Board has selected Crowe Horwath as UCFC’s independent registered public accounting firm for the 2010 fiscal year. The Board is requesting that the shareholders ratify this selection. If the shareholders do not ratify the selection of Crowe Horwath, the selection of independent auditors may be reconsidered by the Audit Committee.

Management expects that a representative from Crowe Horwath will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

The Audit Committee is responsible for, among other things, engaging an accounting firm to audit UCFC’s financial statements and internal control over financial reporting. The independent accountants may not provide the non-audit services described in section 10A(g) of the Securities Exchange Act of 1934. The independent accountants may provide other non-audit services, including tax services, if, and only if, approved in advance by the Audit Committee. The Audit Committee may delegate to a subcommittee its authority to approve audit and non-audit services, provided that decisions of the subcommittee are presented to the full Audit Committee for action at its next meeting

The aggregate fees billed by Crowe Horwath to UCFC for the years ended December 31, 2009 and 2008 are shown in the table below. All services related to these fees were approved in advance by the Audit Committee.

	2009	2008

Audit Fees	$301,000	$378,960
Audit-Related Fees(1)	36,500	125,680
Tax Fees(2)	38,475	70,800
All Other Fees(3)	3,629	3,594

(1)	For 2009, includes fees for time incurred for the sale of Butler Wick & Co., Inc. For 2008, includes fees for the audit of the 401(k) plan and ESOP.

(2)	Includes fees for services related to the preparation of various federal, state and local income tax returns and various consulting services.

(3)	Includes fees for software licensing and maintenance agreements relating to management’s review and reporting on internal controls for compliance with Section 404 of the Sarbanes-Oxley Act.

PROPOSALS OF SHAREHOLDERS, COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND OTHER MATTERS

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2011 Annual Meeting of Shareholders of UCFC should be sent to UCFC by certified mail and must be received by UCFC not later than November 26, 2010. In addition, if a shareholder intends to present a proposal at the 2011 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 9, 2011, then the proxies designated by the Board of UCFC for the 2011 Annual Meeting of Shareholders of UCFC may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Shareholders may send written communications to the Board or any of the directors c/o Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503-1203. All communications will be compiled by the Secretary of UCFC and submitted to the Board or the individual directors.

Management knows of no other business that may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  IF YOU HOLD YOUR SHARES IN “STREET NAME” WITH A BROKER OR OTHER NOMINEE, WE ENCOURAGE YOU TO PROMPTLY PROVIDE YOUR BROKER OR OTHER NOMINEE WITH VOTING INSTRUCTIONS IF YOU WANT YOUR SHARES VOTED AND TO CAREFULLY FOLLOW THE INSTRUCTIONS YOUR BROKER GIVES YOU PERTAINING TO THEIR PROCEDURES. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Douglas M. McKay
Chairman of the Board, President and
Chief Executive Officer

Youngstown, Ohio
March 26, 2010

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REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
UNITED COMMUNITY FINANCIAL CORP.
UNITED COMMUNITY FINANCIAL CORP.
2010 ANNUAL MEETING OF SHAREHOLDERS
April 29, 2010
      The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Jude J. Nohra and James R. Reske, or either of them, as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio , on April 29, 2010, at 10:00 a.m. Eastern Time (the “Annual Meeting”), all of the shares of UCFC that the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:
1.	The election of one director and the re-election of two directors for terms expiring in 2013:

☐	FOR all nominees listed below (except as marked to the contrary below):	☐	WITHHOLD authority to vote for all nominees listed below:
Eugenia C. Atkinson
Patrick W. Bevack
Scott N. Crewson
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

2.	The ratification of the selection of Crowe Horwath LLP, certified public accountants, as the auditors of UCFC for the current fiscal year.

☐	FOR	☐	AGAINST	☐	ABSTAIN
IMPORTANT: Please sign and date this Proxy on the reverse side.
3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” the nominees and the proposals listed above.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR proposals 1 and 2.
     All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement is hereby acknowledged.
     ☐ In order to accommodate all shareholders, please check if you plan on attending the Annual Meeting.
     Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.

Signature	Signature

Print or Type Name	Print or Type Name

Dated:	Dated:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.